EXHIBIT 99.1

For Immediate Release

Investor Contact: Chris MeyersMedia Contact: Meredith Gremel

Executive Vice President & CFOVice President Corporate Affairs and Communications

(616) 878-8023(616) 878-2830

SpartanNash Announces Results of 2017 Annual Shareholders Meeting

GRAND RAPIDS, MICHIGAN – May 24, 2017 – SpartanNash Company (the “Company”) (Nasdaq: SPTN) today announced that shareholders approved all proposals and re-elected all director nominees at its 2017 annual shareholder meeting, held yesterday in Grand Rapids, Michigan.

Shareholders re-elected 11 directors to the Board of Directors for one-year terms expiring at the 2018 annual meeting. As previously announced, Dave Staples has assumed the role of President and Chief Executive Officer of SpartanNash, following the retirement of Dennis Eidson on May 23, 2017. Mr. Eidson will continue as Chairman of the Board of Directors.

Shareholders approved the Company’s “say on pay” advisory vote, and voted on an advisory basis to hold future “say on pay” votes annually.

Shareholders also ratified the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the current fiscal year.

About SpartanNash

SpartanNash (Nasdaq: SPTN) is a Fortune 400 company whose core businesses include distributing grocery products to independent grocery retailers, national accounts, its corporate owned retail stores and U.S. military commissaries. SpartanNash serves customer locations in 47 states and the District of Columbia, Europe, Cuba, Puerto Rico, Bahrain and Egypt. SpartanNash currently operates 153 supermarkets, primarily under the banners of Family Fare Supermarkets, VG's Food and Pharmacy, D&W Fresh Market, Sun Mart, and Family Fresh Market. Through its MDV military division, SpartanNash is the leading distributor of grocery products to military commissaries in the United States.

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